Exhibit 99.1

Amyris Reports Second Quarter Financial Results

Enters into Agreement with Total to Expand Collaboration and Form Joint Venture to Commercialize Amyris Diesel

EMERYVILLE, CA (August 2, 2011) — Amyris, Inc. (NASDAQ: AMRS), which applies its industrial synthetic biology platform to provide renewable alternatives to select petroleum-sourced products used in specialty chemical and transportation fuel markets worldwide, today announced financial results for the second quarter ended June 30, 2011. Amyris also announced that it has entered into a term sheet with Total Gas & Power USA SAS, an affiliate of Total S.A., to expand the current collaboration and to form a joint venture to commercialize Amyris No Compromise® Renewable Diesel. Under the contemplated agreement, Total would fund expanded R&D at Amyris and provide capital for the acquisition and construction of dedicated production facilities. Total acquired a minority stake in Amyris in 2010, and the parties are currently collaborating on the development of Amyris renewable jet fuel.

Aggregate revenues for the quarter ended June 30, 2011 were $32.0 million versus $12.7 million in the second quarter of 2010, and Cost of Products Sold was $29.1 million versus $10.1 million. Research and Development expense increased to $23.4 million from $12.4 million, and Sales, General and Administrative expense increased to $22.2 million from $9.7 million. Second quarter 2011 GAAP net loss attributable to common stockholders was $42.6 million compared with $19.9 million in the same quarter of 2010. On a non-GAAP basis, the net loss attributable to Amyris, Inc. common stockholders was $34.7 million compared to $17.4 million. A reconciliation of GAAP to non-GAAP results is included below.

The company’s balance at the end of the second quarter of cash, cash equivalents and marketable securities was $187.0 million.

“We are very excited to be expanding our relationship with Total, and view this as an affirmation of our technologies and products by a partner who has come to know us well. We expect that our partnership with Total has the potential to reduce our net cash operating expenditures by as much as $100 million through 2013,” said John Melo, CEO of Amyris. “We are growing other current relationships as well, including the recent formation of our lubricants joint venture with Cosan and the addition of a third product with Firmenich, and have added agreements with four new customers — Wilmar, Kuraray and the São Paulo and Rio bus fleets. Finally, we are supporting this demand activity with our progress in production; we are now producing Biofene™ at Biomin and at Antibióticos. Overall, we feel this has been a transformative quarter for Amyris.”

About Amyris, Inc.

Amyris is an integrated renewable products company focused on providing sustainable alternatives to a broad range of petroleum-sourced products. Amyris uses its industrial synthetic biology platform to convert plant sugars into a variety of hydrocarbon molecules - flexible building blocks that can be used in a wide range of products. Amyris is commercializing these products both as No Compromise® renewable ingredients in cosmetics, flavors and fragrances, polymers, lubricants and consumer products, and also as No Compromise renewable diesel and jet fuel. Amyris Brasil Ltda., a subsidiary of Amyris, oversees the establishment and expansion of Amyris’s production in Brazil. Amyris also has fuel distribution capabilities in the United States through its subsidiary, Amyris Fuels, LLC. More information about Amyris is available at www.amyris.com.

Conference Call Information

The company will discuss these results in a conference call scheduled for today at 2:00 p.m. PDT/5:00 p.m. EDT. Investors may access a live audio webcast of this conference call and the earnings call presentation in the Investor section of the Company’s website at http://investors.amyris.com. An audio replay of the conference call will be available approximately two hours after the conclusion of the call and can be accessed by dialing 888-203-1112 if calling from within the United States or 719-457-0820 if calling from outside the United States and entering the replay pass code 9966161. A replay of the webcast will be available on the Investor Relations section of the Company’s website approximately two hours after the conclusion of the call and remain available for approximately 60 calendar days.

Forward-Looking Statements

This release contains forward-looking statements, and any statements other than statements of historical facts could be deemed to be forward-looking statements. These forward-looking statements include, among other things, statements regarding future events (such as statements regarding a potential diesel collaboration and joint venture with Total and the associated benefits to Amyris if such collaboration and joint venture is finalized, including reduction of Amyris’s projected net cash operating expenditures) that involve risks and uncertainties. These statements are based on management’s current expectations and actual results and future events may differ materially due to risks and uncertainties, including those associated with any delays in production and commercialization of products and other risks detailed in the “Risk Factors” section of Amyris’s Form 10-K, as filed on March 14, 2011, and Form 10-Q, as filed on May 11, 2011. Amyris disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

Non-GAAP Financial Information

Consolidated financial information has been presented in accordance with GAAP as well as on a non-GAAP basis. On a non-GAAP basis, financial measures exclude non-cash items such as stock-based compensation. Management believes that it is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management’s internal comparisons to Amyris’s historical performance as well as comparisons to the operating results of other companies. In addition, Amyris believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Amyris’s operating performance. Reconciliation between GAAP and non-GAAP financial information is provided in the financial statement tables below.

Amyris, the Amyris logo, Biofene and No Compromise are trademarks or registered trademarks of Amyris, Inc.

Contact Information

Jeryl Hilleman

Chief Financial Officer

Amyris, Inc.

(510) 740-7434

investor@amyris.com

Amyris, Inc.

Condensed Consolidated Statement of Operations

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues
Product sales	$27,816	$10,028	$61,836	$19,982
Grants and collaboration revenue	4,186	2,674	7,340	6,375

Total revenues	32,002	12,702	69,176	26,357
Cost and operating expenses
Cost of product sales	29,136	10,129	63,518	20,132
Research and development (1)	23,446	12,413	43,181	23,591
Sales, general and administrative (1)	22,249	9,686	38,227	18,902

Total cost and operating expenses	74,831	32,228	144,926	62,625

Loss from operations	(42,829)	(19,526)	(75,750)	(36,268)
Other income (expense):
Interest income	341	286	641	562
Interest expense	(304)	(376)	(881)	(760)
Other income, net	(201)	(575)	(150)	(60)

Total other expense	(164)	(665)	(390)	(258)

Loss before income taxes	$(42,993)	$(20,191)	$(76,140)	$(36,526)
Benefit from income taxes	175	—	175	—

Net loss	$(42,818)	$(20,191)	$(75,965)	$(36,526)
Net loss attributable to noncontrolling interest	203	247	213	430

Net loss attributable to Amyris, Inc. common stockholders	$(42,615)	$(19,944)	$(75,752)	$(36,096)

Net loss per share attributable to common stockholders basic and diluted	$(0.95)	$(3.94)	$(1.71)	$(7.17)

Weighted-average shares of common stock outstanding used in computing net loss per share of common stock, basic and diluted	44,626,721	5,056,914	44,239,104	5,034,163

(1) Includes stock-based compensation expense of the following for the periods presented:

Research and development	$2,009	$423	$2,986	$876
Sales, general and administrative	5,947	2,080	8,977	3,426

Total stock-based compensation expense	$7,956	$2,503	$11,963	$4,302

Amyris, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	June 30, 2011	December 31, 2010
Assets
Current assets:
Cash, cash equivalents and marketable securities	$186,970	$257,933
Accounts receivable	5,967	5,215
Inventories	6,874	4,006
Prepaid expenses and other current assets	5,207	2,905

Total current assets	205,018	270,059
Property and equipment, net	92,618	54,847
Other assets	27,025	32,547

Total assets	$324,661	$357,453

Liabilities and Equity
Current liabilities:
Accounts payable	$12,236	$7,116
Deferred revenue	591	565
Accrued and other current liabilities	30,340	14,795
Capital lease obligation, current portion	2,992	2,854
Debt, current portion	2,325	1,911

Total current liabilities	48,484	27,241
Capital lease obligation, net of current portion	1,567	3,091
Long-term debt, net of current portion	10,418	4,734
Deferred rent, net of current portion	10,624	11,186
Deferred revenue, net of current portion	847	1,130
Other liabilities	2,185	2,523

Total liabilities	74,125	49,905

Amyris, Inc. stockholders’ equity	250,401	307,546
Noncontrolling interest	135	2

Total equity	250,536	307,548

Total liabilities and equity	$324,661	$357,453

Amyris, Inc.

Supplemental Consolidated Financial Information

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Other Selected Financial Information:
Capital expenditures	$17,076	$1,461	$30,993	$4,608

Depreciation and amortization	$2,726	$1,796	$4,831	$3,421

Reconciliation of GAAP to Non-GAAP Net Loss Per Share:

Net loss attributable to Amyris Inc., common stockholders (GAAP)	$(42,615)	$(19,944)	$(75,752)	$(36,096)

Stock Compensation Expense	7,956	2,503	11,963	4,302

Net loss attributable to Amyris Inc., common stockholders (Non- GAAP)	$(34,659)	$(17,441)	$(63,789)	$(31,794)

Net loss per share attributed to common stockholders basic and diluted (GAAP)	$(0.95)	$(3.94)	$(1.71)	$(7.17)

Stock Compensation Expense	0.17	0.49	0.27	0.85

Net loss per share attributed to common stockholders basic and diluted (Non-GAAP)	$(0.78)	$(3.45)	$(1.44)	$(6.32)